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                                                                    Exhibit 3.73

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
              A CERTAIN ERROR IN THE CERTIFICATE OF INCORPORATION
                       OF TXI Riverside California, Inc.
                 FILED IN THE OFFICE OF THE SECRETARY OF STATE
                        OF DELAWARE ON DECEMBER 22, 1997

TXI Riverside California Inc., a corporation organized and existing under and by virtue of the General corporation Law of the state of Delaware.

DOES HEREBY CERTIFY:

     1. The name of the corporation is TXI Riverside California Inc.

     2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on December 22, 1997, and that said Certificate requires correction as permitted by section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows: The name of the corporation should be TXI Riverside Inc., as the word California was inadvertently added to the title by a clerical error. Two corporations were being formed at the same time and one had the word California in the title and unfortunately it was mistakenly left in the title when the second company was formed.

     4. Article 1. of the Certificate is corrected to read as follows;

          The name of the corporation is TXI Riverside Inc.

IN WITNESS HEREOF, said TXI Riverside Inc. has caused this Certificate to be signed by Robert C. Moore, its Vice President-Secretary this 26th day of December, 1997.

                                                    /s/ Robert C. Moore
                                                    ----------------------------
                                                    By: Robert C. Moore
                                                        Vice President-Secretary